EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES SECOND QUARTER RESULTS

MEDFORD, OREGON—July 24, 2012: PremierWest Bancorp (NASDAQ:PRWT) announced results for the second quarter ended June 30, 2012, as follows:

•         Net loss applicable to common shareholders of $2.0 million, compared to a $4.8 million net loss in first quarter 2012 and a $2.7 million net loss in second quarter 2011;

•         Loan loss provision expense of $1.3 million versus $3.5 million in first quarter 2012 and none in second quarter 2011;

•         Net loan charge-offs of $2.1 million compared to net loan charge-offs of $5.9 million in first quarter 2012 and $4.9 million in second quarter 2011;

•         Net OREO and foreclosed asset expenses of $1.2 million, a reduction from $2.4 million in first quarter 2012 and $4.4 million in second quarter 2011;

•         Net interest margin of 4.34%, an increase from 4.10% in first quarter 2012 and 4.19% in second quarter 2011.

•         Average rate paid on total deposits and borrowings of 0.56%, a decline from 0.62% in the first quarter in 2012 and 0.83% in second quarter 2012.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•         Reducing adversely classified loans to $118.1 million, down from $140.0 million at March 31, 2012 and $207.1 million at June 30, 2011;

•         Reducing non-performing assets to $72.3 million, a decline from $91.3 million at March 31, 2012 and $120.1 million at June 30, 2011;

•         Completed the consolidation of nine branches into existing nearby offices and sale of two branches to reduce expenses and improve efficiency with only modest losses in deposits. These branches represented approximately $102.0 million, or less than 10% of total Bank wide deposits as of December 31, 2011. As of June 30, 2012, only $29.1 million in deposits have been lost as a result of this initiative, including $16.3 million located in the two branches sold to another financial institution. This action is projected to result in expense savings of approximately $1.9 million annually;

•         Initiated additional expense control initiatives including a restructuring of staff and processes that are projected to result in annualized savings of approximately $2.5 million. As a result of these changes, some staff positions were eliminated and other vacant positions were not filled in order to create a more efficient organization.

•         Strengthening the Bank’s total risk-based and leverage capital ratios to 13.64% and 9.01%, respectively, as compared to 13.23% and 8.78% at March 31, 2012 and 12.65% and 8.71% at June 30, 2011;

•         Maintaining non-interest bearing demand deposits at 26% of total deposits, as compared to 26% in first quarter 2012 and 22% in second quarter 2011.

James M. Ford, PremierWest’s President & Chief Executive Officer, stated, “We made significant progress in reducing problem assets during this current quarter. Adversely classified loans are at the lowest levels in several years. Contributing to this reduction was the sale or payoff of over $10.0 million in adversely classified loans at full principal balance. Our net loss narrowed from the previous quarter and from the same period in 2011, primarily due to a reduction in salary and employee expenses. In addition, credit resolution costs declined, chiefly due to a reduction in OREO impairment charges. We believe this indicates that real estate price declines are beginning to stabilize.

“We completed the branch consolidation and administrative staffing restructuring announced in the previous quarter. While we incurred one-time costs associated with these endeavors, such efforts have already begun to bear fruit, as mentioned above. Successfully completing such expense control initiatives demonstrates our commitment to implement changes in the operation of the Bank that position us for the future. We are focused on creating a more cost-effective, service-focused organization to prosper in the challenging business environment ahead.

“In the midst of continued global and national economic uncertainty, our net interest margin improved during this past quarter. We continue to focus on non-interest bearing deposits as a source of funding and reducing our reliance on higher-cost certificates of deposits,” observed Ford. “Unfortunately, loan demand remains weak as a result of the continued economic slowdown. As a result, the investment portfolio is providing earnings until loan demand improves. The investment portfolio consists of high quality federal government agency and municipal securities.”

Finally, Ford concluded, “Continued deleveraging, reduction in expenses, and improvement in credit quality have resulted in additional improvement in our capital levels. We will continue to pursue strategies to enhance the efficiency and effectiveness of PremierWest. I credit the dedicated commitment of our employees and the support of the shareholders for the improvement we have made.”

OPERATING RESULTS

Net Interest Income

Net interest income for the quarter and six months ended June 30, 2012 declined from the three and six months ended June 30, 2011. This is primarily due to a decline in average interest earning assets during these periods as a result of the Company’s deleveraging strategy. Correspondingly, average interest bearing liabilities decreased during these same periods. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be weak due to the economic slowdown. As such, investment securities, which typically generate a lower yield than loans, comprise a higher percentage of the Bank’s earning assets.

Net interest income for the current quarter increased from the quarter ended March 31, 2012 despite the decline in earning assets between the periods. Interest income increased due to the collection of approximately $500,000 in loan interest from the sale of a note and the return of a loan to accruing status. Interest expense continued to decline due to the reduction in the balances of and rates paid on certificates of deposit.

Certain reclassifications have been made to the following financial table presentations to conform to current period presentations. These reclassifications have no effect on previously reported net loss per share.

INCOME STATEMENT OVERVIEW

(Dollars in Thousands, Except for Loss per Share Data)
	For the Three Months Ended June 30, 2012	For the Three Months Ended March 31, 2012	$ Change	% Change	For the Three Months Ended June 30, 2011	$ Change	% Change

Interest and dividend income	$ 13,177	$ 13,118	$ 59	0%	$ 15,697	$ (2,520)	-16%
Interest expense	1,543	1,744	(201)	-12%	2,571	(1,028)	-40%
Net interest income	11,634	11,374	260	2%	13,126	(1,492)	-11%
Loan loss provision	1,275	3,500	(2,225)	-64%	-	1,275	nm
Non-interest income	2,594	4,483	(1,889)	-42%	2,693	(99)	-4%
Non-interest expense	14,247	16,536	(2,289)	-14%	17,872	(3,625)	-20%
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,294)	(4,179)	2,885	69%	(2,053)	759	37%
PROVISION FOR INCOME TAXES	37	10	27	270%	5	32	640%
NET LOSS	(1,331)	(4,189)	2,858	68%	(2,058)	727	35%
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	634	628	6	1%	613	21	3%

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$ (1,965)	$ (4,817)	$ 2,852	59%	$ (2,671)	$ 706	26%

LOSS PER COMMON SHARE:
BASIC (1)	$ (0.20)	$ (0.48)	$ 0.28	58%	$ (0.27)	$ 0.07	26%
DILUTED (1)	$ (0.20)	$ (0.48)	$ 0.28	58%	$ (0.27)	$ 0.07	26%

Average common shares outstanding - basic (1)	10,034,741	10,034,741	-	0%	10,034,491	250	0%
Average common shares outstanding - diluted (1)	10,034,741	10,034,741	-	0%	10,034,491	250	0%

nm=not meaningful
	For the Six Months Ended June 30, 2012	For the Six Months Ended June 30, 2011	$ Change	% Change

Interest and dividend income	$ 26,295	$ 30,729	$ (4,434)	-14%
Interest expense	3,287	5,402	(2,115)	-39%
Net interest income	23,008	25,327	(2,319)	-9%
Loan loss provision	4,775	6,300	(1,525)	-24%
Non-interest income	7,077	5,794	1,283	22%
Non-interest expense	30,783	33,612	(2,829)	-8%
LOSS BEFORE PROVISION FOR INCOME TAXES	(5,473)	(8,791)	3,318	38%
PROVISION FOR INCOME TAXES	47	21	26	124%
NET LOSS	(5,520)	(8,812)	3,292	37%
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	1,262	1,269	(7)	-1%

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$ (6,782)	$ (10,081)	$ 3,299	33%

LOSS PER COMMON SHARE:
BASIC (1)	$ (0.68)	$ (1.00)	$ 0.32	32%
DILUTED (1)	$ (0.68)	$ (1.00)	$ 0.32	32%

Average common shares outstanding - basic (1)	10,034,741	10,034,656	85	0%
Average common shares outstanding - diluted (1)	10,034,741	10,034,656	85	0%

(1) As of June 30, 2012, June 30, 2011, and March 31, 2012, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

The following table provides the reconciliation of net loss applicable to common shareholders to pre-tax, pre-credit operating income (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:
Non-GAAP Operating Income
(Dollars in Thousands)
For The Three Months Ended	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Net loss applicable to common shareholders	$ (1,965)	$ (4,817)	$ 2,852	-59%	$ (2,671)	$ 706	-26%
Provision for loan losses	1,275	3,500	(2,225)	-64%	-	1,275	nm
Net cost of operations of other real estate owned
and foreclosed assets	1,223	2,424	(1,201)	-50%	4,406	(3,183)	-72%
Provision for income taxes	37	10	27	270%	5	32	640%
Preferred stock dividends and discount accretion	634	628	6	1%	613	21	3%
Pre-tax, pre-credit cost operating income	$ 1,204	$ 1,745	$ (541)	-31%	$ 2,353	$ (1,149)	-49%

nm=not meaningful
For The Six Months Ended	June 30, 2012	June 30, 2011	$ Change	% Change

Net loss applicable to common shareholders	$ (6,782)	$ (10,081)	$ 3,299	-33%
Provision for loan losses	4,775	6,300	(1,525)	-24%
Net cost of operations of other real estate owned
and foreclosed assets	3,647	6,530	(2,883)	-44%
Provision for income taxes	47	21	26	124%
Preferred stock dividends and discount accretion	1,262	1,269	(7)	-1%
Pre-tax, pre-credit cost operating income	$ 2,949	$ 4,039	$ (1,090)	-27%

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Loss Applicable to Common Shareholders
(Dollars in Thousands)
For the Three Months ended	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Net interest income	$ 11,634	$ 11,374	$ 260	2%	$ 13,126	$ (1,492)	-11%
Tax equivalent adjustment for municipal loan interest	42	42	-	0%	45	(3)	-7%
Tax equivalent adjustment for municipal bond interest	8	9	(1)	-11%	17	(9)	-53%
Tax equivalent net interest income	11,684	11,425	259	2%	13,188	(1,504)	-11%
Provision for loan losses	1,275	3,500	(2,225)	-64%	-	1,275	nm
Non-interest income	2,594	4,483	(1,889)	-42%	2,693	(99)	-4%
Non-interest expense	14,247	16,536	(2,289)	-14%	17,872	(3,625)	-20%
Provision for income taxes	37	10	27	270%	5	32	640%
Tax equivalent net loss	(1,281)	(4,138)	2,857	-69%	(1,996)	715	-36%
Preferred stock dividends and discount accretion	634	628	6	1%	613	21	3%
Tax equivalent net loss applicable to common shareholders	$ (1,915)	$ (4,766)	$ 2,851	-60%	$ (2,609)	$ 694	-27%

nm=not meaningful
For the Six Months ended	June 30, 2012	June 30, 2011	$ Change	% Change

Net interest income	$ 23,008	$ 25,327	$ (2,319)	-9%
Tax equivalent adjustment for municipal loan interest	84	89	(5)	-6%
Tax equivalent adjustment for municipal bond interest	17	47	(30)	-64%
Tax equivalent net interest income	23,109	25,463	(2,354)	-9%
Provision for loan losses	4,775	6,300	(1,525)	-24%
Non-interest income	7,077	5,794	1,283	22%
Non-interest expense	30,783	33,612	(2,829)	-8%
Provision for income taxes	47	21	26	124%
Tax equivalent net loss	(5,419)	(8,676)	3,257	-38%
Preferred stock dividends and discount accretion	1,262	1,269	(7)	-1%
Tax equivalent net loss applicable to common shareholders	$ (6,681)	$ (9,945)	$ 3,264	-33%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of these non-GAAP financial measures provide useful information frequently used by shareholders in the evaluation of a company. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Noninterest Income

Non-interest income for the quarter ended June 30, 2012 was little changed as compared to the quarter ended June 30, 2011. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items. Decline in investment brokerage fees due to a drop in sales volume was partially offset by growth in income from increased mortgage banking activity. Less repositioning activity of the investment securities portfolio occurred during the current quarter, resulting in lower gains on sale of securities. Other non-interest income increased due to gains from sale of fixed assets associated with the sale of two branches to another financial institution.

Non-interest income for the six months ended June 30, 2012 grew as compared to the six months ended June 30, 2011 due to an increase in gains on sales of securities, which were used to offset increased OREO and related third-party expenses and one-time costs associated with a branch consolidation initiative completed during second quarter 2012. Mortgage banking income increased and service charge income on deposits and investment brokerage fee income decreased during the six-month period consistent with the second quarter results.

Non-interest income for the current quarter decreased from the quarter ended March 31, 2012 primarily due to the decrease in gains on sales of securities, as explained above.

In November 2010, the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the second quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates have continued to adversely affect non-interest income.

Noninterest income

(Dollars in Thousands)

For The Three Months Ended
	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Service charges on deposit accounts	$ 888	$ 865	$ 23	3%	$ 921	$ (33)	-4%
Other commissions and fees	697	649	48	7%	671	26	4%
Net gain on sale of securities, available for sale	227	2,168	(1,941)	-90%	423	(196)	-46%
Investment brokerage and annuity fees	370	438	(68)	-16%	426	(56)	-13%
Mortgage banking fees	105	115	(10)	-9%	84	21	25%
Other non-interest income:
Increase in value of BOLI	118	124	(6)	-5%	135	(17)	-13%
Other non-interest income	189	124	65	52%	33	156	473%
Total non-interest income	$ 2,594	$ 4,483	$ (1,889)	-42%	$ 2,693	$ (99)	-4%

For The Six Months Ended
	June 30, 2012	June 30, 2011	$ Change	% Change

Service charges on deposit accounts	$ 1,753	$ 1,876	$ (123)	-7%
Other commissions and fees	1,346	1,316	30	2%
Net gain on sale of securities, available for sale	2,395	772	1,623	210%
Investment brokerage and annuity fees	808	926	(118)	-13%
Mortgage banking fees	220	209	11	5%
Other non-interest income:
Increase in value of BOLI	243	257	(14)	-5%
Other non-interest income	312	438	(126)	-29%
Total non-interest income	$ 7,077	$ 5,794	$ 1,283	22%

Noninterest Expense

Non-interest expense for the three and six months ended June 30, 2012 declined compared to the three and six months ended June 30, 2011. Salaries and employee benefits expense fell primarily due to branch consolidation and sales and administrative restructuring initiatives completed during first and second quarter 2012. This was achieved despite the Company incurring one-time severance costs of approximately $400,000 as part of the restructuring. In addition, net cost of OREO dropped primarily due to a decline in impairment charges taken on OREO assets. A number of expense categories experienced declines due to company-wide efforts to reduce expenses. FDIC assessments dropped commensurate with the decline in total assets over the period, including a one-time reduction of approximately $50,000 in first quarter 2012 to better match assessment amounts going forward. Problem loan expenses increased approximately $800,000 and $500,000 primarily due to payment of delinquent property taxes incurred to acquire OREO properties in first and second quarter 2012, respectively. Other non-interest expenses increased due to one-time costs of approximately $900,000 to retire assets as a result of the branch consolidation initiative referenced above. In addition, a cost of $200,000 was incurred to enhance our provision for off-balance sheet credit risk as part of a revision of the Company’s allowance for loan and lease losses methodology.

Non-interest expense for the current quarter decreased from the quarter ended March 31, 2012 primarily due to declines in costs of salaries and employee benefits, impairment charges and losses on sale of OREO, and delinquent property taxes to acquire OREO. In the first quarter of 2012, we incurred one-time costs related to the retirement of fixed assets due to branch consolidation or sale.

Noninterest expense

(Dollars in Thousands)

For The Three Months Ended
	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Salaries and employee benefits	$ 6,277	$ 6,810	$ (533)	-8%	$ 7,113	$ (836)	-12%
Net cost of operations of other real estate
owned and foreclosed assets	1,223	2,424	(1,201)	-50%	4,406	(3,183)	-72%
Net occupancy and equipment	1,761	1,812	(51)	-3%	1,845	(84)	-5%
FDIC and state assessments	711	671	40	6%	798	(87)	-11%
Professional fees	629	408	221	54%	757	(128)	-17%
Communications	453	468	(15)	-3%	480	(27)	-6%
Advertising	193	198	(5)	-3%	207	(14)	-7%
Third-party loan costs	314	255	59	23%	431	(117)	-27%
Professional liability insurance	213	213	-	0%	175	38	22%
Problem loan expense	789	1,288	(499)	-39%	102	687	674%
Other non-interest expense:
Director fees	120	109	11	10%	101	19	19%
Internet costs	114	143	(29)	-20%	114	-	0%
ATM debit card costs	196	140	56	40%	187	9	5%
Business development	71	70	1	1%	90	(19)	-21%
Amortization	116	116	-	0%	116	-	0%
Supplies	97	136	(39)	-29%	117	(20)	-17%
Other non-interest expense	970	1,275	(305)	-24%	833	137	16%
Total non-interest expense	$ 14,247	$ 16,536	$ (2,289)	-14%	$ 17,872	$ (3,625)	-20%

For The Six Months Ended
	June 30, 2012	June 30, 2011	$ Change	% Change

Salaries and employee benefits	$ 13,087	$ 14,139	$ (1,052)	-7%
Net cost of operations of other real estate
owned and foreclosed assets	3,647	6,530	(2,883)	-44%
Net occupancy and equipment	3,573	3,723	(150)	-4%
FDIC and state assessments	1,382	1,921	(539)	-28%
Professional fees	1,037	1,633	(596)	-36%
Communications	921	955	(34)	-4%
Advertising	391	452	(61)	-13%
Third-party loan costs	569	727	(158)	-22%
Professional liability insurance	426	401	25	6%
Problem loan expense	2,077	190	1,887	993%
Other non-interest expense:
Director fees	229	201	28	14%
Internet costs	257	226	31	14%
ATM debit card costs	335	306	29	9%
Business development	142	174	(32)	-18%
Amortization	232	237	(5)	-2%
Supplies	233	266	(33)	-12%
Other non-interest expense	2,245	1,531	714	47%
Total non-interest expense	$ 30,783	$ 33,612	$ (2,829)	-8%

Income Taxes

The Company recorded an income tax provision for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011. The provision was made for minimum state income taxes owed.

As of June 30, 2012, the Company maintained a full valuation allowance of $39.4 million against its deferred tax asset. If the Company returns to sustained profitability, all or a portion of the deferred tax asset valuation allowance would be reversed. A reversal of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase net income. Currently, the only tax expense the Company is recognizing relates to Oregon minimum tax.

SUMMARY BALANCE SHEET OVERVIEW

(Dollars in Thousands)
	June 30,	March 31,		%	June 30,		%
	2012	2012	$ Change	Change	2011	$ Change	Change
Assets:
Cash and cash equivalents	$ 87,868	$ 102,180	$ (14,312)	-14%	$ 71,003	$ 16,865	24%
Interest-bearing certificates of deposit	1,500	1,500	-	0%	1,500	-	0%
Investment securities	306,032	289,589	16,443	6%	290,816	15,216	5%

Gross loans, net of deferred fees	710,465	743,259	(32,794)	-4%	880,853	(170,388)	-19%
Allowance for loan losses	(19,518)	(20,324)	806	-4%	(28,433)	8,915	-31%
Net loans	690,947	722,935	(31,988)	-4%	852,420	(161,473)	-19%

Other assets	109,127	110,720	(1,593)	-1%	106,300	2,827	3%
Total assets	$ 1,195,474	$ 1,226,924	$ (31,450)	-3%	$ 1,322,039	$ (126,565)	-10%

Liabilities and stockholders' equity
Total deposits	$ 1,045,602	$ 1,083,033	$ (37,431)	-3%	$ 1,177,838	$ (132,236)	-11%
Borrowings	34,496	35,861	(1,365)	-4%	37,833	(3,337)	-9%
Other liabilities	36,087	27,596	8,491	31%	17,963	18,124	101%
Stockholders' equity	79,289	80,434	(1,145)	-1%	88,405	(9,116)	-10%
Total liabilities and stockholders' equity	$ 1,195,474	$ 1,226,924	$ (31,450)	-3%	$ 1,322,039	$ (126,565)	-10%

The Company’s liquidity position remains strong as evidenced by its current level of combined cash and cash equivalents and investment securities. In an effort to support its net interest income and margin, the Company reduced its cash equivalents balances while increasing its investment securities portfolio since March 31, 2011. Cash equivalents as of June 30, 2012 included $15.4 million to be transferred to another financial institution as part of the sale of two branches. Cash equivalents included a temporary increase as of March 31, 2012, due to the sale of investment securities during the quarter. These funds have since been redeployed into higher yielding investment securities. Over the past year, the Company increased its government guaranteed collateralized mortgage obligations, mortgage-backed securities, and municipal securities portfolios. Municipal securities rated AA or better with maturities generally ranging from 5 to 15 years were also purchased during this period. The expected duration of the investment portfolio was 3.7 years at June 30, 2012, compared to 4.1 years at June 30, 2011 and 3.9 years at March 31, 2012.

Cash and Cash Equivalents and Investment Securities
(Dollars in Thousands)
	June 30, 2012	% of Total	March 31, 2012	% of Total	$ Change	% Change	June 30, 2011	% of Total	$ Change	% Change

Cash and due from banks	$ 26,522	7%	$ 38,399	10%	$ (11,877)	-31%	$ 29,535	8%	$ (3,013)	-10%
Cash equivalents:
Federal fund sold	8,940	2%	3,005	1%	5,935	198%	3,000	1%	5,940	198%
Interest-bearing deposits	52,406	13%	60,776	15%	(8,370)	-14%	38,468	11%	13,938	36%
Total cash equivalents	87,868	22%	102,180	26%	(14,312)	-14%	71,003	20%	16,865	24%

Interest-bearing certificates of deposit	1,500	0%	1,500	0%	-	0%	1,500	0%	-	0%

Investment securities:
Collateralized mortgage obligations	140,797	36%	126,488	32%	14,309	11%	124,360	34%	16,437	13%
Mortgage-backed securities	91,992	23%	80,936	21%	11,056	14%	58,919	16%	33,073	56%
U.S. Governement and agency securities	1,799	0%	11,219	3%	(9,420)	-84%	65,593	18%	(63,794)	-97%
Obligations of states and political subdivisions	65,321	17%	65,745	16%	(424)	-1%	36,579	10%	28,742	79%
Investment securities - Other Community Reinvestment Act	2,975	1%	2,000	1%	975	49%	2,000	1%	975	49%
Restricted equity securities	3,148	1%	3,201	1%	(53)	-2%	3,365	1%	(217)	-6%
Total investment securities	306,032	78%	289,589	74%	16,443	6%	290,816	80%	15,216	5%

Total cash and cash equivalents and investments	$ 395,400	100%	$ 393,269	100%	$ 2,131	1%	$ 363,319	100%	$ 32,081	9%

Total cash and cash equivalents and investments
as a % of total assets		33%		32%				27%

LOANS

The Bank’s total loan portfolio continues to decline, reflecting the Company’s efforts to reduce adversely classified loans. These declines are accentuated by soft loan demand due to continued weakness in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined from year end. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate and construction, land development & other land loan categories over the same period. This included a reduction, after charge-offs, of approximately $15 million in loan balances associated with settlement of the largest non-performing lending relationship in first quarter 2012.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the ability to raise additional capital, effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues as we continue to seek to limit our exposure to construction and development and commercial real estate.

Loans by category

(Dollars in Thousands)	June 30, 2012	% of Gross Loans	March 31, 2012	% of Gross Loans	$ Change	% Change	June 30, 2011	% of Gross Loans	$ Change	% Change

Construction, Land Dev & Other Land	$ 47,968	7%	$ 57,763	8%	$ (9,795)	-17%	$ 107,624	12%	$ (59,656)	-55%
Commercial & Industrial	116,457	16%	122,023	16%	(5,566)	-5%	133,356	15%	(16,899)	-13%
Commercial Real Estate Loans	423,569	60%	433,942	58%	(10,373)	-2%	494,599	56%	(71,030)	-14%
Secured Multifamily Residential	20,604	3%	22,532	3%	(1,928)	-9%	22,791	3%	(2,187)	-10%
Other Commercial Loans Secured by RE	44,026	6%	45,674	6%	(1,648)	-4%	50,641	6%	(6,615)	-13%
Loans to Individuals, Family & Personal Expense	9,334	1%	9,325	1%	9	0%	12,203	1%	(2,869)	-24%
Consumer/Finance	36,606	5%	36,077	5%	529	1%	35,561	4%	1,045	3%
Other Loans	12,037	2%	16,090	2%	(4,053)	-25%	25,525	3%	(13,488)	-53%
Overdrafts	227	0%	234	0%	(7)	-3%	353	0%	(126)	-36%
Gross loans	710,828		743,660		(32,832)	-4%	882,653		(171,825)	-19%
Less: allowance for loan losses	(19,518)	-3%	(20,324)	-3%	806	-4%	(28,433)	-3%	8,915	-31%
Less: deferred fees and restructured loan concessions	(363)	0%	(401)	0%	38	-9%	(1,800)	0%	1,437	-80%
Loans, net	$ 690,947		$ 722,935		$ (31,988)	-4%	$ 852,420		$ (161,473)	-19%

DEPOSITS

The trend in the decline in total deposits continues from recent quarters. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances. Time deposits declined as a percentage of the Company’s total deposits in the most recent quarter versus the previous quarter and the same quarter last year. In addition, deposits have declined as a result of the branch consolidation and sale of two branches during the second quarter 2012. These branches represented approximately $102.0 million, or less than 10% of total Bank wide deposits as of December 31, 2011. As of June 30, 2012, only $29.1 million in deposits have been lost as a result of this initiative, including $16.3 million located in the two branches sold to another financial institution. This represents a loss of 28.5% of branch deposits prior to consolidation and sale, or 2.6% of total deposits as of December 31, 2011.

The combination of the Company’s efforts to reduce higher-cost time deposits and recent deposit pricing strategies to lower interest rates in concert with market conditions has reduced the average rate paid on total deposits in second quarter 2012 from both the previous quarter and the same quarter in 2011. It has also increased the proportion of the Company’s funding from non-interest bearing and lower-cost non maturity deposits over this period.

Total brokered deposits were $241,000 at June 30, 2012 and December 31, 2011. These deposits are currently not being replaced as they mature.

Deposits

(Dollars in Thousands)	June 30, 2012	Percent of Total	March 31, 2012	Percent of Total	$ Change	June 30, 2011	Percent of Total	$ Change

Interest-bearing demand and money market	$ 313,750	30%	$ 316,235	29%	$ (2,485)	$ 340,538	29%	$ (26,788)
Savings	89,426	9%	90,035	8%	(609)	85,828	7%	3,598
Time deposits	368,442	35%	396,830	37%	(28,388)	490,532	42%	(122,090)
Total interest-bearing deposits	771,618	74%	803,100	74%	(31,482)	916,898	78%	(145,280)
Non-interest bearing demand	273,984	26%	279,933	26%	(5,949)	260,940	22%	13,044
Total deposits	$ 1,045,602	100%	$ 1,083,033	100%	$ (37,431)	$ 1,177,838	100%	$ (132,236)

CAPITAL

Capital ratios at the Bank have improved as compared to the previous quarter and the same quarter in 2011, primarily due to the Company’s deleveraging strategy and shift in the balance sheet mix to less risk-weighted assets, such as investment securities. PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at June 30, 2012. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order, as the Bank’s leverage ratio as of June 30, 2012 was 9.01 percent. As such, we are not considered “Well-Capitalized” under all applicable regulatory requirements.

Bancorp:				Regulatory
	June 30,	March 31,	June 30,	Minimum to be
	2012	2012	2011	“Adequately Capitalized”
				greater than or equal to

Total risk-based capital ratio	12.80%	12.52%	12.26%	8.00%
Tier 1 risk-based capital ratio	10.87%	10.69%	10.87%	4.00%
Leverage ratio	7.91%	7.84%	8.32%	4.00%

Bank:				Regulatory	Regulatory
	June 30,	March 31,	June 30,	Minimum to be	Minimum to be
	2012	2012	2011	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	13.64%	13.23%	12.65%	8.00%	10.00%
Tier 1 risk-based capital ratio	12.37%	11.96%	11.38%	4.00%	6.00%
Leverage ratio	9.01%	8.78%	8.71%	4.00%	5.00%

The total risk based capital ratios of Bancorp include $30.9 million of junior subordinated debentures, of which $24.2 million qualified as Tier 1 capital at June 30, 2012, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, which was signed into law on July 21, 2010, Bancorp currently expects to continue to rely on these junior subordinated debentures as part of its regulatory capital. However, Bancorp also expects that future regulations related to Basel III capital standards could impact the continued reliance on junior subordinated debentures.

FINANCIAL PERFORMANCE OVERVIEW
For The Three Months Ended	June 30, 2012	March 31, 2012	Change	June 30, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-0.66%	-1.56%	0.90	-0.79%	0.13
Return on average common equity, annualized	-19.26%	-43.02%	23.76	-21.35%	2.09
Efficiency ratio (1)	100.13%	104.28%	(4.15)	112.98%	(12.85)

Share and per share information
Average common shares outstanding - basic	10,034,741	10,034,741	-	10,034,491	250
Average common shares outstanding - diluted	10,034,741	10,034,741	-	10,034,491	250
Basic loss per common share	$(0.20)	$(0.48)	$0.28	$(0.27)	$0.07
Diluted loss per common share	$(0.20)	$(0.48)	$0.28	$(0.27)	$0.07
Book value per common share (2)	$3.85	$3.98	$(0.13)	$4.81	$(0.96)
Tangible book value per common share (3)	$3.68	$3.79	$(0.11)	$4.59	$(0.91)

For The Six Months Ended	June 30, 2012	June 30, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-1.12%	-1.48%	0.36
Return on average common equity, annualized	-31.69%	-38.01%	6.32
Efficiency ratio (1)	102.32%	108.00%	(5.68)

Share and per share information
Average common shares outstanding - basic	10,034,741	10,034,656	85
Average common shares outstanding - diluted	10,034,741	10,034,656	85
Basic loss per common share	$(0.68)	$(1.00)	$0.32
Diluted loss per common share	$(0.68)	$(1.00)	$0.32

(1)     Non-interest expense divided by net interest income plus non-interest income.

(2)     Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(3)     Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

(Annualized, tax-equivalent basis)

For The Three Months Ended
	June 30, 2012	March 31, 2012	Change	June 30, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	6.32%	5.89%	0.43	6.18%	0.14
Yield on average investment securities (1)(2)	2.02%	2.22%	(0.20)	2.01%	0.01
Cost of average interest bearing deposits	0.70%	0.77%	(0.07)	1.02%	(0.32)
Cost of average borrowings	1.93%	1.95%	(0.02)	1.73%	0.20
Cost of average total deposits and borrowings	0.56%	0.62%	(0.06)	0.83%	(0.27)

Yield on average interest-earning assets	4.91%	4.73%	0.18	5.01%	(0.10)
Cost of average interest-bearing liabilities	0.75%	0.82%	(0.07)	1.04%	(0.29)
Net interest spread	4.16%	3.91%	0.25	3.97%	0.19

Net interest margin (1)	4.34%	4.10%	0.24	4.19%	0.15

For The Six Months Ended
	June 30, 2012	June 30, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	6.10%	5.97%	0.13
Yield on average investment securities (1)(2)	2.12%	1.87%	0.25
Cost of average interest bearing deposits	0.74%	1.05%	(0.31)
Cost of average borrowings	1.94%	1.92%	0.02
Cost of average total deposits and borrowings	0.59%	0.86%	(0.27)

Yield on average interest-earning assets	4.82%	4.86%	(0.04)
Cost of average interest-bearing liabilities	0.79%	1.08%	(0.29)
Net interest spread	4.03%	3.78%	0.25

Net interest margin (1)	4.22%	4.01%	0.21

(1)       Tax-exempt income has been adjusted to a tax equivalent basis at a 40% rate.

(2)       Includes interest-bearing cash equivalents.

Net Interest Margin

Net interest margin for the three and six months ended June 30, 2012 increased as compared to the same periods in 2011, despite the decline in higher yielding loan balances during 2012. This was primarily due to the collection of approximately $500,000 in loan interest from the sale of a note in second quarter 2012. This additional interest income resulted in a 20 and 10 basis points increase in net interest margin for the three and six months ended June 30, 2012, respectively, as compared to similar periods in 2011. Margins were also positively impacted by the continued decline in costs of interest-bearing liabilities caused by the Company’s on-going efforts to reduce higher-cost certificates of deposits as a source of funding. The yields on investment securities have remained relatively stable throughout these periods, however declined slightly in second quarter 2012. This was due primarily to an increase in premium amortization on collateralized mortgage obligations as a result of a drop in interest rates to historically low levels during the period. Net interest margin for second quarter 2012 increased as compared to first quarter 2012 for similar reasons noted above.

	For the Three Months Ended
	June 30, 2012			March 31, 2012			June 30, 2011
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in Thousands)
ASSETS:
Interest earning balances due from banks	$ 43,897	$ 28	0.26%	$ 38,722	$ 19	0.20%	$ 60,236	$ 41	0.27%
Federal funds sold	3,310	2	0.24%	3,033	2	0.27%	3,159	2	0.25%
Investments - taxable	301,681	1,692	2.26%	305,829	1,884	2.48%	285,007	1,680	2.36%
Investments - nontaxable	1,351	19	5.66%	1,068	23	8.66%	2,176	43	7.93%
Investments - equity securities	3,174	17	2.15%	3,252	3	0.37%	3,393	1	0.12%
Gross loans (1)	729,203	11,454	6.32%	766,868	11,222	5.89%	907,055	13,986	6.18%
Mortgages held for sale	1,100	15	5.48%	686	16	9.38%	603	6	3.99%
Total interest earning assets	1,083,716	13,227	4.91%	1,119,458	13,169	4.73%	1,261,629	15,759	5.01%
Allowance for loan losses	(20,635)			(21,868)			(33,229)
Other assets	138,948			145,106			129,444
Total assets	$ 1,202,029			$ 1,242,696			$ 1,357,844

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing deposits	402,738	98	0.10%	411,249	103	0.10%	447,650	278	0.25%
Time deposits	384,744	1,277	1.33%	412,135	1,469	1.43%	505,886	2,136	1.69%
Short-term borrowings	4,107	3	0.29%	4,548	4	0.35%	5,503	7	0.51%
Long-term borrowings	30,928	165	2.15%	30,928	168	2.18%	30,940	150	1.94%
Total interest bearing liabilities	822,517	1,543	0.75%	858,860	1,744	0.82%	989,979	2,571	1.04%
Non-interest-bearing deposits	277,983			279,400			259,668
Other liabilities	19,922			18,943			17,928
Equity	81,607			85,493			90,269
Total liabilities and shareholders' equity	$ 1,202,029			$ 1,242,696			$ 1,357,844

Net interest income (3)		$ 11,684			$ 11,425			$ 13,188
Net interest spread			4.16%			3.91%			3.97%

Average yield on earning assets (2) (3)			4.91%			4.73%			5.01%
Interest expense to earning assets			0.57%			0.63%			0.82%
Net interest income to earning assets (2) (3)			4.34%			4.10%			4.19%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$ 11,634			$ 11,374			$ 13,126
Tax equivalent adjustment for municipal loan interest		42			42			45
Tax equivalent adjustment for municipal bond interest		8			9			17
Tax equivalent net interest income		$ 11,684			$ 11,425			$ 13,188

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-performing loans of approximately $38.5 million at 6/30/2012, $55.9 million at 3/31/2012, $92.5 million for 6/30/2011 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $22,000, $25,000, and $61,000 for the three months ended 06/30/2012, 3/31/2012, and 6/30/2011, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% effective rate. The amount of such adjustment was an increase to recorded pre-tax income of $50,000, $51,000, and $62,000 for the three months ended June 30, 2012, March 31, 2012, and June 30, 2011, respectively.

	For the Six Months Ended
	June 30, 2012			June 30, 2011
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in Thousands)
ASSETS:
Interest earning balances due from banks	$ 41,310	$ 47	0.23%	$ 89,708	$ 115	0.26%
Federal funds sold	3,171	4	0.25%	3,180	4	0.25%
Investments - taxable	303,755	3,576	2.37%	246,643	2,971	2.43%
Investments - nontaxable	1,209	42	6.99%	3,528	118	6.74%
Investments - equity securities	3,213	20	1.25%	3,431	2	0.12%
Gross loans (1)	748,036	22,676	6.10%	933,544	27,641	5.97%
Mortgages held for sale	893	31	6.98%	662	14	4.26%
Total interest earning assets	1,101,587	26,396	4.82%	1,280,696	30,865	4.86%
Allowance for loan losses	(21,252)			(34,065)
Other assets	142,027			131,058
Total assets	$ 1,222,362			$ 1,377,689

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing deposits	406,993	201	0.10%	455,779	645	0.29%
Time deposits	398,440	2,746	1.39%	519,683	4,433	1.72%
Short-term borrowings	4,328	7	0.33%	3,173	8	0.51%
Long-term borrowings	30,928	333	2.17%	30,944	316	2.06%
Total interest bearing liabilities	840,689	3,287	0.79%	1,009,579	5,402	1.08%
Non-interest-bearing deposits	278,691			256,814
Other liabilities	19,432			17,762
Equity	83,550			93,534
Total liabilities and shareholders' equity	$ 1,222,362			$ 1,377,689

Net interest income (3)		$ 23,109			$ 25,463
Net interest spread			4.03%			3.78%

Average yield on earning assets (2) (3)			4.82%			4.86%
Interest expense to earning assets			0.60%			0.85%
Net interest income to earning assets (2) (3)			4.22%			4.01%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$ 23,008			$ 25,327
Tax equivalent adjustment for municipal loan interest		84			89
Tax equivalent adjustment for municipal bond interest		17			47
Tax equivalent net interest income		$ 23,109			$ 25,463

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited.

Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

(1) Non-performing loans of approximately $38.5 million at 6/30/2012, $92.5 million for 6/30/2011 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $47,000, and $135,000 for the six months ended 06/30/2012, and 6/30/2011, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% effective rate. The amount of such adjustment was an increase to recorded pre-tax income of $101,000 and $137,000 for the six months ended June 30, 2012, and June 30, 2011, respectively.

The following table shows the period to period changes in net interest income due to rate or volume. The continued reduction in higher-cost time deposits has resulted in a decline in interest expense, from both a reduction in volume and rates paid on these deposits. In addition, rates paid on other interest-bearing deposits have declined in the current period as compared to rates paid in the prior year. Deleveraging on the asset side of the balance sheet has been through the reduction of loan balances. This has resulted in a decrease in loan interest income primarily due to a decline in loan volume, rather than any changes in yields. The increase in net interest income in second quarter 2012 is primarily due to collection of interest from the sale of and placement back on accrual of loans in non-accrual status, as previously mentioned. An increase in premium amortization contributed to a decrease in investment securities interest income in second quarter 2012, as noted above. This was partially mitigated by the contribution due to increased volume of investment securities as compared to the previous year.

	For the Three Months Ended			For the Three Months Ended			For the Six Months Ended
	June 30, 2012 vs. March 31, 2012			June 30, 2012 vs. June 30, 2011			June 30, 2012 vs. June 30, 2011
	Increase (Decrease) Due To			Increase (Decrease) Due To			Increase (Decrease) Due To
(Dollars in Thousands)			Net			Net			Net
	Volume	Rate	Change	Volume	Rate	Change	Volume	Rate	Change
ASSETS:
Interest earning balances due from banks	$ 3	$ 6	$ 9	$ (11)	$ (2)	$ (13)	$ (63)	(5)	$ (68)
Federal funds sold	-	-	-	-	-	-	-	-	-
Investments - taxable	(26)	(166)	(192)	98	(86)	12	690	(85)	605
Investments - nontaxable	6	(10)	(4)	(16)	(8)	(24)	(78)	2	(76)
Investments - equity securities	-	14	14	-	16	16	-	18	18
Gross loans	(552)	784	232	(2,734)	202	(2,532)	(5,510)	545	(4,965)
Mortgages held for sale	10	(11)	(1)	5	4	9	5	12	17
Total interest earning assets	(559)	617	58	(2,658)	126	(2,532)	(4,956)	487	(4,469)

LIABILITIES AND STOCKHOLDERS' EQUITY:
Interest-bearing deposits	(2)	(3)	(5)	(28)	(152)	(180)	(70)	(374)	(444)
Time deposits	(97)	(95)	(192)	(509)	(350)	(859)	(1,038)	(649)	(1,687)
Short-term borrowings	-	(1)	(1)	(2)	(2)	(4)	3	(4)	(1)
Long-term borrowings	-	(3)	(3)	-	15	15	-	17	17
Total interest bearing liabilities	(99)	(102)	(201)	(539)	(489)	(1,028)	(1,105)	(1,010)	(2,115)
Net increase (decrease) in net
interest income	$ (460)	$ 719	$ 259	$ (2,119)	$ 615	$ (1,504)	$ (3,851)	$ 1,497	$ (2,354)

ASSET QUALITY

At June 30, 2012, the Company experienced a continued decrease in adversely classified loans, largely due to a decline in non-performing loans. Non-performing loans have continued to decline primarily in the construction and land development loan category, as a result of improvements in credit quality ratings, transfers to OREO, pay offs, and charge-offs of impaired loans. Of those loans currently designated as non-performing, approximately $13.0 million, or 33.7%, are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future non-performing assets. Total 30-89 days delinquencies remain below 1.00%, mirroring the improvement in overall credit quality noted previously. While the local and national economy continues to languish, more borrowers are demonstrating the ability to adjust to current economic conditions.

At June 30, 2012, total non-performing assets were down compared to March 31, 2012 and June 30, 2011. Non-performing assets and non-performing loans also declined during this period in terms of percentage of total assets and loans, respectively. The amount of additions to non-performing loans declined in the current quarter as compared to the previous quarter and the same quarter in 2011.

Adversely classified loans

(Dollars in Thousands)
	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Rated substandard or worse - not impaired	$ 79,643	$ 84,124	$ (4,481)	-5%	$ 114,565	$ (34,922)	-30%
Impaired	38,453	55,880	(17,427)	-31%	92,505	(54,052)	-58%
Total adversely classified loans*	$ 118,096	$ 140,004	$ (21,908)	-16%	$ 207,070	$ (88,974)	-43%

Gross loans	$ 710,828	$ 743,660	$ (32,832)	-4%	$ 882,653	$ (171,825)	-19%
Adversely classified loans to gross loans	16.61%	18.83%	-2.22%		23.46%	-6.85%
Allowance for loan losses	$ 19,518	$ 20,324	$ 806	4%	$ 28,433	$ 8,915	31%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected.

30-89 Days Past Due by type
(Dollars in Thousands)	June 30, 2012	% of Category	March 31, 2012	% of Category	$ Change	June 30, 2011	% of Category	$ Change

Construction, Land Dev & Other Land	$ -	0%	$ -	0%	$ -	$ 39	1%	$ (39)
Commercial & Industrial	297	13%	-	0%	297	173	6%	124
Commercial Real Estate Loans	-	0%	1,040	34%	(1,040)	740	27%	(740)
Secured Multifamily Residential	-	0%	-	0%	-	-	0%	-
Other Commercial Loans Secured by RE	386	18%	657	21%	(271)	145	5%	241
Loans to Individuals, Family & Personal Expense	6	0%	16	1%	(10)	19	1%	(13)
Consumer/Finance	1,512	69%	1,337	44%	175	823	30%	689
Other Loans	-	0%	-	0%	-	843	30%	(843)
Accruing loans 30-89 days past due	2,201		3,050		(849)	2,782		(581)
Nonaccruing loans 30-89 days past due	2,628		8,893		(6,265)	7,514		(4,886)
Total loans 30-89 days past due	$ 4,829		$ 11,943		$ (7,114)	$ 10,296		$ (5,467)

Accruing Loans 30-89 days past due to total accruing loans	0.33%		0.44%			0.35%

Non-performing Loans

(Dollars in Thousands)
For the Three Months Ended	June 30, 2012	March 31, 2012	$ Change	June 30, 2011	$ Change
Balance beginning of period	$ 55,880	$ 76,241	$ (20,361)	109,844	$ (53,964)
Transfers from performing loans	831	13,835	(13,004)	4,760	(3,929)
Loans returned to performing status	(347)	-	(347)	(4,428)	4,081
Transfers to OREO	(2,760)	(19,245)	16,485	(4,122)	1,362
Principal reduction from payment	(11,023)	(8,631)	(2,392)	(6,933)	(4,090)
Principal reduction from charge-off	(4,128)	(6,320)	2,192	(6,616)	2,488
Total non-performing loans	$ 38,453	$ 55,880	$ (17,427)	$ 92,505	$ (54,052)

Percentage of non-performing loans to total gross loans	5.41%	7.51%		10.48%

For the Six Months Ended	June 30, 2012	June 30, 2011	$ Change
Balance beginning of period	$ 76,241	$ 129,616	$ (53,375)
Transfers from performing loans	14,666	7,483	7,183
Loans returned to performing status	(347)	(4,428)	4,081
Transfers to OREO	(22,005)	(8,372)	(13,633)
Principal reduction from payment	(19,654)	(12,627)	(7,027)
Principal reduction from charge-off	(10,448)	(19,167)	8,719
Total non-performing loans	$ 38,453	$ 92,505	$ (54,052)

nm = not meaningful

The following table summarizes the Company’s non-performing assets as of the periods shown:

Non-performing assets

(Dollars in Thousands)	June 30, 2012	March 31, 2012	$ Change	June 30, 2011	$ Change
Loans on nonaccrual status	$ 38,307	$ 55,356	$ (17,049)	$ 92,266	$ (53,959)
Loans past due greater than 90 days but
not on nonaccrual status	146	524	(378)	239	(93)
Total non-performing loans	38,453	55,880	(17,427)	92,505	(54,052)
Other real estate owned and
foreclosed assets	33,895	35,434	(1,539)	27,579	6,316
Total non-performing assets	$ 72,348	$ 91,314	$ (18,966)	$ 120,084	$ (47,736)

Percentage of non-performing assets
to total assets	6.05%	7.44%		9.08%

The Company’s OREO property disposition activities continued at a steady pace in the second quarter of 2012. The level of additional real estate properties taken into the OREO portfolio decreased from prior periods, in which approximately $15 million in additional OREO was associated with settlement of the Company’s largest non-performing lending relationship in first quarter 2012. During the six months ended June 30, 2012, the Company disposed of 31 OREO properties with a book value of $7.7 million while acquiring 32 properties with a book value of $22.0 million. OREO valuation adjustments declined as compared to both first quarter 2012 and second quarter 2011, corresponding to a modest improvement in real estate valuations over the period. At June 30, 2012, the OREO portfolio consisted of 83 properties. The largest balances in the OREO portfolio at the end of the quarter were attributable to income-producing properties followed by homes and residential site development projects, all of which are located within our footprint.

Other real estate owned and foreclosed assets
(Dollars in Thousands)
For the Three Months Ended	June 30, 2012	March 31, 2012	$ Change	June 30, 2011	$ Change
Other real estate owned, beginning of period	$ 35,434	$ 22,829	$ 12,605	$ 29,757	$ 5,677
Transfers from outstanding loans	2,760	19,245	(16,485)	4,122	(1,362)
Improvements and other additions	-	-	-	-	-
Proceeds from sales	(3,217)	(4,278)	1,061	(2,037)	(1,180)
Net gain (loss) on sales	383	(663)	1,046	471	(88)
Impairment charges	(1,465)	(1,699)	234	(4,734)	3,269
Total other real estate owned	$ 33,895	$ 35,434	$ (1,539)	$ 27,579	$ 6,316

For the Six Months Ended	June 30, 2012	June 30, 2011	$ Change
Other real estate owned, beginning of period	$ 22,829	$ 32,009	$ (9,180)
Transfers from outstanding loans	22,005	8,372	13,633
Improvements and other additions	-	10	(10)
Proceeds from sales	(7,495)	(7,129)	(366)
Net gain (loss) on sales	(280)	1,127	(1,407)
Impairment charges	(3,164)	(6,810)	3,646
Total other real estate owned	$ 33,895	$ 27,579	$ 6,316

Other real estate owned and foreclosed assets by type
(Dollars in Thousands)
	June 30, 2012	# of Properties	March 31, 2012	# of Properties	$ Change	June 30, 2011	# of Properties	$ Change

Construction, Land Dev & Other Land	$ 13,236	43	$ 15,838	43	$ (2,602)	$ 12,296	51	$ 940
Farmland	4,043	2	4,045	5	(2)	-	-	4,043
1-4 Family Residential Properties	612	11	2,518	11	(1,906)	1,210	5	(598)
Nonfarm Nonresidential Properties	16,004	27	13,033	24	2,971	14,073	34	1,931
Total OREO by type	$ 33,895	83	$ 35,434	83	(1,539)	$ 27,579	90	6,316

ALLOWANCE FOR LOAN LOSSES

The Company’s allowance for loan losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs and change in the loan portfolio composition over the past several years, loss factors used in Management’s estimates to establish reserve levels have declined commensurately. As a result, amounts provided to the allowance for loan losses declined for the six months ended June 30, 2012, as compared to the same period in 2011. The amount provided in the quarter ended June 30, 2012 was up versus the same period in 2011 due to a significant reduction in adversely-classified loans in second quarter 2011. The amount provided in the current period also declined from the first quarter 2012 due to the loan portfolio quality improvements noted above.

For the quarter ended June 30, 2012, total gross and net loan charge-offs were down compared to the quarter ended March 31, 2012, and the quarter ended June 30, 2011. Recoveries in second quarter 2012 were up compared to the other periods due primarily to a $900,000 recovery of a charge-off through the settlement of bankruptcy proceedings. The net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was down compared to the previous quarter and the same quarter one year ago.

The overall risk profile of the Company’s loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses

(Dollars in Thousands)
For the Three Months Ended	June 30, 2012	March 31, 2012	$ Change	% Change	June 30, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 710,828	$ 743,660	$ (32,832)	-4%	$ 882,653	$ (171,825)	-19%
Average loans outstanding, gross	$ 729,203	$ 766,868	$ (37,665)	-5%	$ 907,055	$ (177,852)	-20%
Allowance for loan losses, beginning of period	$ 20,324	$ 22,683	$ (2,359)	-10%	$ 33,366	$ (13,042)	-39%
Charge-offs:
Commercial	(4)	(353)	349	-99%	(1,027)	1,023	-100%
Real Estate	(2,567)	(5,181)	2,614	-50%	(5,225)	2,658	-51%
Consumer	(229)	(493)	264	-54%	(342)	113	-33%
Other	(1,328)	(293)	(1,035)	353%	(22)	(1,306)	5936%
Total charge-offs	(4,128)	(6,320)	2,192	-35%	(6,616)	2,488	-38%
Recoveries:
Commercial	1,028	88	940	1068%	1,329	(301)	-23%
Real Estate	822	147	675	459%	138	684	496%
Consumer	163	193	(30)	-16%	204	(41)	-20%
Other	34	33	1	3%	12	22	183%
Total recoveries	2,047	461	1,586	344%	1,683	364	22%
Net charge-offs	(2,081)	(5,859)	3,778	-64%	(4,933)	2,852	-58%
Provision charged to income	1,275	3,500	(2,225)	-64%	-	1,275	nm
Allowance for loan losses, end of period	$ 19,518	$ 20,324	$ (806)	-4%	$ 28,433	$ (8,915)	-31%

Ratio of net loans charged-off to average gross loans outstanding, annualized	1.15%	3.07%	(1.92)		2.19%	(1.04)

Ratio of allowance for loan losses to gross loans outstanding	2.75%	2.73%	0.02		3.22%	(0.47)

Allowance for loan losses as a percentage of adversely classified loans	16.53%	14.52%	2.01		13.73%	2.80

Allowance for loan losses to total non-performing loans	50.76%	36.37%	14.39		30.74%	20.02

For the Six Months Ended	June 30, 2012	June 30, 2011	$ Change	% Change

Gross loans outstanding at end of period	$ 710,828	$ 882,653	$ (171,825)	-19%
Average loans outstanding, gross	$ 748,036	$ 933,544	$ (185,508)	-20%
Allowance for loan losses, beginning of period	$ 22,683	$ 35,582	$ (12,899)	-36%
Charge-offs:
Commercial	(357)	(2,618)	2,261	-86%
Real Estate	(7,748)	(15,897)	8,149	-51%
Consumer	(722)	(608)	(114)	19%
Other	(1,621)	(44)	(1,577)	3584%
Total charge-offs	(10,448)	(19,167)	8,719	-45%
Recoveries:
Commercial	1,116	4,710	(3,594)	-76%
Real Estate	969	696	273	39%
Consumer	356	288	68	24%
Other	67	24	43	179%
Total recoveries	2,508	5,718	(3,210)	-56%
Net charge-offs	(7,940)	(13,449)	5,509	-41%
Provision charged to income	4,775	6,300	(1,525)	-24%
Allowance for loan losses, end of period	$ 19,518	$ 28,433	$ (8,915)	-31%

Ratio of net loans charged-off to average gross loans outstanding, annualized	2.13%	2.91%	(0.78)

Ratio of allowance for loan losses to gross loans outstanding	2.75%	3.22%	(0.47)

Allowance for loan losses as a percentage of adversely classified loans	16.53%	13.73%	2.80

Allowance for loan losses to total non-performing loans	50.76%	30.74%	20.02

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through its subsidiary, PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, located in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about branch consolidations and cost savings initiatives and the expected savings related thereto, future profitability of the Company, deferred tax assets, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.